Exhibit 10.1

REVOLVING CREDIT LOAN AGREEMENT

BY AND AMONG

INTEGRATED CIRCUIT SYSTEMS, INC.

ICST, INC.

ICS TECHNOLOGIES, INC.

MICRO NETWORKS CORPORATION

AND

FLEET NATIONAL BANK

Dated: March 1, 2004

4.13. Taxes	26
4.14. Debt	26
4.15. Environmental Matters	26
4.16. Material Adverse Changes	26
4.17. Valid, Binding and Enforceable	26
4.18. No Untrue Statements	27
4.19. Anti-Terrorism Statutes	27
ARTICLE V: AFFIRMATIVE COVENANTS	28
5.01. Maintenance of Existence	28
5.02. Maintenance of Records	28
5.03. Maintenance of Properties	28
5.04. Conduct of Business; Permits and Approvals; Compliance with Laws	28
5.05. Maintenance of Insurance	28
5.06. Payment of Debt	28
5.07. Right of Inspection	28
5.08. Reporting Requirements	29
5.09. Further Assurances	30
5.10. Compliance with Laws	30
5.11. Environment	31
5.12. Environmental Indemnification	31
5.13. Reimbursement for Expenses	31
5.14. Joinder of Borrowers or Guarantors	31
5.15. Replacement Instruments	32
5.16. Anti-Terrorism Statutes	32
ARTICLE VI: NEGATIVE COVENANTS	32
6.01. Liens	32
6.02. Debt	33
6.03. Mergers	34
6.04. Leases	34
6.05. Sale and Leaseback	34
6.06. Dividends	34
6.07. Sale of Assets	34
6.08. Guaranties	35
6.09. Transaction with Affiliate	35
6.10. Stock of Subsidiary	35
6.11. Hazardous Materials	35
6.12. Negative Pledge	35
6.13. Subsidiaries or Affiliates	35
6.14. Recapitalization	35
ARTICLE VII: FINANCIAL COVENANTS	36
7.01. Funded Debt to EBITDA Ratio	36
7.02. Fixed Charge Coverage Ratio	36
7.03. Tangible Net Worth	36
7.04. Liquidity Ratio	36
ARTICLE VIII: EVENTS OF DEFAULT	36
8.01. Events of Default	36

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8.02. Remedies of Bank	38
8.03. Set-Off	38
8.04. Further Remedies	39
ARTICLE IX: MISCELLANEOUS	39
9.01. Amendments	39
9.02. Notices	39
9.03. Indemnification	39
9.04. Assignment and Participation	39
9.05. Prior Understandings	40
9.06. Counterparts	40
9.07. No Waiver of Remedies	40
9.08. Taxes	41
9.09. Governing Law and Consent to Jurisdiction	41
9.10. Severability of Provisions	41
9.11 Survival of Agreement \f C \l	41
9.12. Form of Power of Attorney	41
9.13. Successors and Assigns	42
9.14. Joint and Several Liability	42
9.15. Waiver of Jury Trial and Certain Damages	42
9.16. Confidentiality	42
9.17. Pledge to Federal Reserve	42

iii

REVOLVING CREDIT LOAN AGREEMENT

This REVOLVING CREDIT LOAN AGREEMENT dated as of the 1st day of March, 2004, is among INTEGRATED CIRCUIT SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, ICST, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; ICS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 103 Foulk Road, Suite 212 Wilmington, Delaware 19803; MICRO NETWORKS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; and FLEET NATIONAL BANK, a national banking association, with an address at 7111 Valley Green Road, Fort Washington, Pennsylvania 19034.

ARTICLE I: DEFINITIONS

1.01. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Revolving Credit Loan Agreement, as amended, supplemented, or modified from time to time.

“Applicable Margin” means for any Prime Loan or LIBOR Loan on any date, the percentage per annum set forth below, as applicable, opposite the Funded Debt to EBITDA Ratio shown on the last Affidavit of No Default and Compliance delivered by the Borrower to the Bank pursuant to subsection 5.08 (5) prior to such date:

Funded Debt to EBITDA Ratio	Prime Loan	LIBOR Loan

Less than or equal to 1.0 to 1.0	0%	0.50%

Greater than 1.0 to 1.0, but less than or equal to 1.25 to 1.0	0%	0.60%

Greater than 1.25 to 1.0, but less than or equal to 1.5 to 1.0	0%	0.75%

The Applicable Margin shall be reset from time to time in accordance with the above matrix on the first day of the fiscal quarter immediately following the delivery by the Borrower, in accordance with Sections 5.08 (2) and 5.08 (3), of financial statements together with the required Affidavit of No Default and Compliance reflecting the computation of the consolidated Funded Debt to EBITDA Ratio as of the last day of the preceding fiscal quarter, beginning with the fiscal quarter ending March 27, 2004. If the Borrower shall fail to deliver an Affidavit of No Default and Compliance within sixty (60) days after the end of each of the first three fiscal quarters (or ninety (90) days after the end of the last fiscal quarter), the Applicable Margin for LIBOR Loans shall be .75%, and the Applicable Margin for Prime Loans shall be 0.00%, for the period from and including the 61st day (the 91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Bank of an Affidavit of No Default and Compliance demonstrating the Applicable Margin. In the event that the actual Funded Debt to EBITDA Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Affidavit of No Default and Compliance for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Funded Debt to EBITDA Ratio. Any additional interest on the Loans resulting from the operation of the previous sentence shall be payable by the Borrower to the Bank within five (5) days after receipt of a written demand therefor from the Bank.

“Application” shall mean in respect of each Letter of Credit issued or Banker’s Acceptance accepted by the Bank, an application, in such form as the Bank may specify from time to time, requesting the issuance of a Letter of Credit or the acceptance of a Banker’s Acceptance.

“Anti-Terrorism Statute” shall mean any Law relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Bank” means Fleet National Bank and its successors and assigns.

“Banker’s Acceptances” means one or more, as the context may require, of the banker’s acceptances to be accepted by the Bank under Section 2.01 below.

“Banker’s Acceptance Commission Rate” means, on any date, the percentage per annum set forth below opposite the Funded Debt to EBITDA Ratio shown on the last Affidavit of No Default and Compliance delivered by the Borrower to the Bank pursuant to subsection 5.08 (5) prior to such date.

Funded Debt to EBITDA Ratio	Banker’s Acceptances Commission Rate

Less than or equal to 1.0 to 1.0	0.50%

Greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0	0.60%

Greater than 1.25 to 1.0 but less than or equal to 1.5 to 1.0	0.75%

The Banker’s Acceptance Commission Rate shall be reset from time to time in accordance with the above matrix on the first day of the fiscal quarter immediately following the delivery by the Borrower, in accordance with Sections 5.08 (2) and 5.08 (3), of financial statements together with the required Affidavit of No Default and Compliance reflecting the computation of the consolidated Funded Debt to EBITDA Ratio as of the last day of the preceding fiscal quarter, beginning with the fiscal quarter ending March 27, 2004. If the Borrower shall fail to deliver an Affidavit of No Default and Compliance within sixty (60) days after the end of each of the first three fiscal quarters (or ninety (90) days after the end of the last fiscal quarter), the Banker’s Acceptance Commission Rate shall be .75%, for the period from and including the 61st day (the 91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Bank of an Affidavit of No Default and Compliance demonstrating the Banker’s Acceptance Commission Rate. In the event that the actual Funded Debt to EBITDA Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Affidavit of No Default and Compliance for such fiscal quarter, the Banker’s Acceptance Commission Rate shall be recalculated for the applicable period based upon such actual Funded Debt to EBITDA Ratio. Any additional increase in the Banker’s Acceptance Commission Rate resulting from the operation of the previous sentence shall be payable by the Borrower to the Bank within five (5) days after receipt of a written demand therefor from the Bank.

“Blocked Person” shall have the meaning assigned to such term in Section 4.19.

“Borrower” means individually and collectively Integrated Circuit Systems, Inc., ICST, Inc., ICS Technologies, Inc., Micro Networks Corporation, and their successors and assigns.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.06), on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia are authorized or required to close under the laws of the Commonwealth of Pennsylvania and, if the applicable day relates to a LIBOR Loan or an Interest Period a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Closing” shall mean the execution and delivery to the Bank of all of the documents and instruments required by the terms of this Agreement and the closing of the loan transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” shall mean any and all property of any Person now or hereafter subject to a security agreement, mortgage, pledge agreement, assignment, hypothecation or other document granting the Bank a Lien as security for the Loans.

“Commitment” means the Bank’s obligation to make Loans or issue Letters of Credit or accept Banker’s Acceptances to or for the benefit of the Borrower pursuant to Sections 2.01 and 2.02 in the maximum amount referred to therein.

“Commitment Fee Rate” means, on any date, the percentage per annum set forth below opposite the Funded Debt to EBITDA Ratio shown on the last Affidavit of No Default and Compliance delivered by the Borrower to the Bank pursuant to subsection 5.08 (5) prior to such date:

Funded Debt to EBITDA Ratio	Commitment Fee Rate

Less than or equal to 1.0 to 1.0	0.20%

Greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0	0.225%

Greater than 1.25 to 1.0 but less than or equal to 1.5 to 1.0	0.25%

The Commitment Fee Rate shall be reset from time to time in accordance with the above matrix on the first day of the fiscal quarter immediately following the delivery by the Borrower, in accordance with Sections 5.08 (2) and 5.08 (3), of financial statements together with the required Affidavit of No Default and Compliance reflecting the computation of the consolidated Funded Debt to EBITDA Ratio as of the last day of the preceding fiscal quarter, beginning with the fiscal quarter ending March 27, 2004. If the Borrower shall fail to deliver an Affidavit of No Default and Compliance within sixty (60) days after the end of each of the first three fiscal quarters (or ninety (90) days after the end of the last fiscal quarter), the Commitment Fee Rate shall be .25%, for the period from and including the 61st day (the 91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Bank of an Affidavit of No Default and Compliance demonstrating the Commitment Fee Rate. In the event that the actual Funded Debt to EBITDA Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Affidavit of No Default and Compliance for such fiscal quarter, the Commitment Fee Rate shall be recalculated for the applicable period based upon such actual Funded Debt to EBITDA Ratio. Any additional increase in the Commitment Fee Rate resulting from the operation of the previous sentence shall be payable by the Borrower to the Bank within five (5) days after receipt of a written demand therefor from the Bank.

“Debt” means (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases and synthetic leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) obligations outstanding as a result of an accounts receivable sales program, and (8) obligations secured by any Lien on property owned by any Person, whether or not the obligations have been assumed.

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and the “$” mean lawful money of the United States of America.

“EBITDA” shall mean, as applied to any Person, the sum of consolidated net income plus (to the extent deducted in the calculation of consolidated net income) (1) interest, (2) taxes, (3) depreciation, (4) amortization, and (5) non-cash charges incurred in connection with asset impairment and the write down of goodwill relating to plant closings and the disposition of assets.

“Environmental Law” means any presently existing or hereafter enacted or decided federal, state or local statutory or common law relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Debt” shall mean the Debt set forth on Schedule A of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Funded Debt” shall mean, as applied to any Person, the sum of all indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, asset securitizations, subordinated debt (including debt subordinated to the Bank), banker’s acceptances, and unreimbursed drawings under letters of credit), and any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument, and all guarantees.

“GAAP” means generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountant’s concur), applied both to classification of items and amounts.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” shall mean any Person who guarantees the payment and performance of all or any part of the Obligations.

“Guaranty Agreement” shall mean that certain Guaranty Agreement by any Guarantor in favor of the Bank as security for the obligations of the Borrower to the Bank, together with all exhibits, amendments, modifications, and supplements thereto as

“Hazardous Materials” means any contaminants, hazardous substances, regulated substances or hazardous wastes which may be the subject of liability pursuant to any Environmental Law.

“Interest Payment Date” shall mean (a) as to any Prime Loan, the first Business Day of each month, commencing the first such day after such Loan and at the Termination Date, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period,

“Interest Period” means with respect to any LIBOR Loan, the period commencing on the date such LIBOR Rate Loan is made and ending, as the Borrower may select, pursuant to Section 2.04, on the numerically corresponding day in the first, second, or third calendar month thereafter; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(a) No Interest Period for any Loan may extend beyond the Termination Date;

(b) Subject to clause (a) above, if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(c) If any Interest Period applicable to a LIBOR Loan begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month, and

(d) If, upon the expiration of any Interest Period applicable to a LIBOR Loan, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loan, then the Borrower shall be deemed to have elected to convert such LIBOR Loan into a Prime Loan as of the expiration of the then current Interest Period applicable thereto.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“Lending Office” means the principal office of the Bank at 7111 Valley Green Road, Fort Washington, Pennsylvania 19034 or such other office as the Bank may specify to Borrower from time to time.

“Letter of Credit” means one or more, as the context may require, of the letters of credit to be issued by the Bank under Section 2.01 below.

“Letter of Credit Fee” has the meaning assigned to that term in subsection 2.02.

“Letter of Credit Fee Rate” means, on any date, the percentage per annum set forth below opposite the Funded Debt to EBITDA Ratio shown on the last Affidavit of No Default and Compliance delivered by the Borrower to the Bank pursuant to subsection 5.08 (5) prior to such date:

Funded Debt to EBITDA Ratio	Letter of Credit Fee Rate

Less than or equal to 1.0 to 1.0	0.50%

Greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0	0.60%

Greater than 1.25 to 1.0 but less than or equal to 1.5 to 1.0	0.75%

The Letter of Credit Fee Rate shall be reset from time to time in accordance with the above matrix on the first day of the fiscal quarter immediately following the delivery by the Borrower, in accordance with Sections 5.08 (2) and 5.08 (3), of financial statements together with the required Affidavit of No Default and Compliance reflecting the computation of the consolidated Funded Debt to EBITDA Ratio as of the last day of the preceding fiscal quarter, beginning with the fiscal quarter ending March 27, 2004. If the Borrower shall fail to deliver an Affidavit of No Default and Compliance within sixty (60) days after the end of each of the first three fiscal quarters (or ninety (90) days after the end of the last fiscal quarter), the Letter of Credit Fee Rate shall be ..75%, for the period from and including the 61st day (the 91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Bank of an Affidavit of No Default and Compliance demonstrating the Letter of Credit Fee Rate. In the event that the actual Funded Debt to EBITDA Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Affidavit of No Default and Compliance for such fiscal quarter, the Letter of Credit Fee Rate shall be recalculated for the applicable period based upon such actual Funded Debt to EBITDA Ratio. Any additional increase in the Letter of Credit Fee Rate resulting from the operation of the previous sentence shall be payable by the Borrower to the Bank on the earlier of the Termination Date or within five (5) days after receipt of a written demand therefor from the Bank.

“Letter of Credit/Banker’s Acceptance Obligations” shall mean at any time, an amount equal to the sum of (a) 100% of the maximum Dollar amount available to be drawn under all Letters of Credit or Banker’s Acceptances outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate Dollar amount of drawings under Letters of Credit or Banker’s Acceptances which have not then been reimbursed pursuant to subsection 2.01.

“LIBOR” shall mean, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time to the relevant corresponding number of months maturity of a selected Interest Period (i. e., 1, 2, 3) which appears on the Telerate page 3750 as of 11:00 am. London time on the day that is two Business Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11: 00 a. m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Loan as selected by Bank The principal London office of each of the four major London banks will be requested to provide a quotation of its U. S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U. S. Dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 am. New York City time, on the day that is two Business Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate Reserve Requirement.

“LIBOR Based Rate” means, for each LIBOR Loan, the LIBOR rate per annum equal to the applicable Interest Period selected by the Borrower plus the Applicable Margin.

“LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Based Rate.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan(s)” means the Loans as defined in Section 2.01 hereof.

“Loan Document(s)” means this Agreement, the Note, any Guaranty Agreement, and all other documents or applications of any kind relating to the advances made by the Bank under the Commitment but does not include Swap Agreements.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

“Note” means the promissory note of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

“Obligations” means all indebtedness owing under the Loans and the Letter of Credit/Banker’s Acceptance Obligations, including any past, present or future advances, renewals, extensions, modifications, interest, late charges, costs and fees of any type, and any and all other indebtedness, direct or indirect, due or to become due, now existing or hereafter contracted of any nature whatsoever of Borrower to Bank, and all obligations under or in connection with any Swap Agreements between Borrower and Bank whenever executed.

“Obligor(s)” means the Borrower, any Guarantor, and any other person or entity liable, either absolutely or contingently, for the payment of any indebtedness evidenced by any Loan Document as well as any person or entity granting the Bank a security interest in property to secure all or a portion of said indebtedness.

“Option(s)” means any of the interest rate options specified in Section 2.04 (a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Plan” means any employee benefit or pension plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement dated the Closing Date by Integrated Circuit Systems, Inc. in favor of the Bank, together with all exhibits, amendments, modifications, and supplements thereto as may be in effect from time to time.

“Prime Based Rate” means, for each Prime Loan, the Prime Rate plus the Applicable Margin.

“Prime Loan” shall mean, at any time, any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Based Rate.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a referenced rate and does not necessarily represent the lowest or best rate charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Loans is determined or any category extensions of credit or other assets which includes loans by non-domestic offices of any Bank to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirements.

“Subsidiary” means a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by any Borrower.

“Swap Agreement” shall have the meaning provided in 11 U. S. C. §101.

“Tangible Net Worth” shall mean as to any Person total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include debt fully subordinated to the Bank on terms and conditions acceptable to the Bank.

“Termination Date” means the earlier of three years from the date hereof (or such other subsequent date as the Bank may agree to in writing in its sole discretion) or the termination of the Commitment pursuant to Section 8.02.

“Total Outstandings” shall have the meaning assigned to such term in Section 2.01.

“Type” shall mean shall mean that with respect to the Loans, at the option of the Borrower and subject to the terms of this Agreement, either Prime Loans, or LIBOR Loans provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.02. Construction of Terms. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and “or” has the inclusive meaning represented by the phrase “and/or.” The neuter shall be deemed to include the masculine and the feminine, as the context may require. References in this Agreement to “determination” by the Bank include good faith estimates by the Bank (in the case of quantitative determinations) and good faith beliefs by the Bank (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. Notwithstanding the foregoing, in the event that any changes in GAAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants of Borrower set forth herein, such changes shall be followed in the computation of such financial covenants only from and after the date this Agreement shall have been amended to take into account any such changes, provided the parties agree to negotiate in good faith to so amend this Agreement as soon as practicable after such a change.

ARTICLE II: LOANS, LETTERS OF CREDIT AND BANKER’S ACCEPTANCES

2.01. Revolving Credit Commitment.

Commitment: The Bank agrees on the terms and conditions hereinafter set forth to make financial accommodations by means of Banker’s Acceptances, Letters of Credit, and loans (individually a “Loan” and collectively the “Loans”) to or for the benefit of the Borrower from time to time during the period from the Closing Date up to but not including the Termination Date in an aggregate amount which shall not exceed at any time outstanding Twenty Million Dollars ($20,000,000.00) (the “Commitment”). Each financial accommodation hereunder which shall not utilize the Commitment in full shall be in an amount not less than Five Hundred Thousand Dollars ($500,000.00). Within the limits of the Commitment, and subject to the conditions of this Agreement, the Borrower may borrow, prepay pursuant to Section 2.10, and reborrow under this Section 2.01, from time to time.

Letters of Credit Sublimit and Banker’s Acceptances: In lieu of Loans under the Commitment, the Borrower may request the Bank (i) to accept a draft or bill of exchange drawn by the Borrower upon the Bank (each, a “Banker’s Acceptance” and, collectively, the “Banker’s Acceptances”), or (ii) to issue a letter of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) in favor of a designated beneficiary. Such Letters of Credit or Banker’s Acceptances shall be on such terms and conditions as shall be requested by the Borrower and are reasonably satisfactory to the Bank by delivering to the Bank a duly completed Application in such form and with such other certificates, documents, indemnities and other information as the Bank may specify from time to time by no later than 10:30 a.m., Philadelphia Pennsylvania time, at least five (5) Business

Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance for the account of the Borrower. Each Banker’s Acceptance and Letter of Credit shall be denominated in Dollars. Subject to the terms and conditions hereof, the Bank will accept one or more Banker’s Acceptances or issue one or more Letters of Credit, provided, that each Letter of Credit shall (a) have a maximum maturity of 365 days from the date of issuance, and (b) in no event expire no later than One (1) Business Day prior to the Termination Date, and provided further, that in no event shall (c) the amount of all Letters of Credit at any one time exceed $5,000,000.00, or (d) the aggregate outstanding principal balance of all Loans plus the aggregate amount available to be drawn under all Letters of Credit plus the aggregate amount of unreimbursed drawings under all Letters of Credit plus the aggregate face amount of all outstanding Banker’s Acceptances (“Total Outstandings”) at any one time exceed the Commitment. The Bank shall not at any time be obligated to accept any Banker’s Acceptance or issue any Letter of Credit hereunder if such action would conflict with, or cause the Bank to exceed any limits imposed by, any applicable Requirement of Law. All Banker’s Acceptances and Letters of Credit are to be used by Borrower solely for a business purpose acceptable to the Bank. The Bank’s obligation to issue Letters of Credit or to accept Banker’s Acceptances shall terminate if Borrower is in Default (however denominated) hereunder or under the other Loan Documents, or in any case, if not sooner terminated, no later than One (1) Business Day prior to the Termination Date. The Commitment shall at all times be deemed to be utilized by the amount of the Letter of Credit/Banker’s Acceptance Obligations from time to time for all purposes of this Agreement. Borrower shall pay to Bank, on the maturity date of each Banker’s Acceptance, a commission (“Banker’s Acceptance Commission”) on the principal amount of each Banker’s Acceptance at the Banker’s Acceptance Commission Rate in connection with each Banker’s Acceptance. Borrower shall pay to Bank, at such times as Bank shall customarily require the Bank’s standard fees in connection with each Letter of Credit, as in effect from time to time, plus an additional fee (“Letter of Credit Fee”) equal to the Letter of Credit Fee Rate in effect from time to time on the face amount of each Letter of Credit (computed in each case on the basis of the actual number of days such Letters of Credit are outstanding in a year of 360 days). Each Letter of Credit Fee shall be payable annually, in advance, for so long as such Letter of Credit is outstanding and on the Termination Date. Once paid, each Letter of Credit Fee and Banker’s Acceptance Commission shall be nonrefundable under all circumstances.

The Borrower agrees to reimburse the Bank in respect of a Letter of Credit or a Banker’s Acceptance on each date on which a draft presented under a Letter of Credit is paid by the Bank or on the maturity date of a Banker’s Acceptance for the amount of (a) such Banker’s Acceptance or Letter of Credit draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Bank in connection with such payment. Each such payment shall be made to the Bank in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section 2.01 (2) from the date such amounts become payable until payment in full (i) for the first three days at the per annum rate equal to the Prime Rate and (ii) thereafter, at the per annum rate equal to the Prime Based Rate plus 4.0%, and shall be payable by the Borrower on demand by the Bank.

2.02. Termination or Reduction of Commitment. The Borrower shall have the right without penalty or premium, upon at least three (3) Business Days’ notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment in excess of the Letter of Credit/Banker’s Acceptance Obligations, provided that each partial reduction shall be in the amount of not less than One Million Dollars ($1,000,000.00).

The Commitment once reduced or terminated may not be reinstated.

2.03. Notice and Manner of Borrowing for Loans. The Borrower shall give the Bank irrevocable written or telephonic notice of a request (effective upon receipt) for a Borrowing under this Agreement not later than 11:00 a.m. Philadelphia, Pennsylvania time at the office of Bank first shown above (1) on the same business day as each proposed Prime Loan and (2) at least 2 business days before each proposed LIBOR Loan. Each such notice shall specify (a) the Borrowing Date, which shall be a Business Day, (b) the amount of each Loan, (c) the Type of Loan, (d) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto, which period must correspond to one of the Interest Rate options, and (e) the purpose of the Loan. Notices received after 11:00 a.m. Philadelphia, Pennsylvania time at the office of Bank first shown above shall be deemed received on the next Business Day. Notwithstanding anything to the contrary contained herein: (i) If the Borrower shall have failed to designate the Type of Loan, the Borrower shall be deemed to have requested a Prime Loan; and (ii) If the Borrower shall have failed to select the duration of the Interest Period to be applicable to any LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

Each telephonic request must be promptly confirmed in writing if requested by the Bank and by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for a Loan, and the Bank shall be entitled to rely upon the authority of any person providing such request or instruction. Not later than 2:00 p.m. Philadelphia, Pennsylvania time on the date of such Loan and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Bank. If Borrower subscribes to Bank’s cash management services and such services are applicable to this revolving line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

2.04. Interest Rate Options for Loans. At the election of Borrower, the unpaid principal balance of each Loan shall bear interest from the date such Loan is made available to the Borrower at the available LIBOR Based Rate or the Prime Based Rate selected by Borrower in accordance herewith (each, an “Interest Rate”). Borrower shall select the Interest Rate and for each LIBOR Loan, the Interest Period to which such Interest Rate will continuously apply in accordance with the terms of Section 2.03 or 2.06 hereof. There shall be no more than one Interest Rate for any Loan in effect at any time. No Interest Period selection is required for any Prime Loan.

Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Obligations evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Bank to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term ‘applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

2.05. Note. All Loans or other advances made by the Bank under this Agreement shall be evidenced by a single promissory Note of the Borrower, duly completed, in the principal amount of Twenty Million Dollars ($20,000,000.00), dated the date of this Agreement, payable to the Bank and maturing as to principal on the Termination Date. All Loans or other advances hereunder shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Agreement. The Bank is hereby authorized by the Borrower to keep computer-stored records of the amount of each advance hereunder and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of each advance hereunder, which records shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans or other advances made by the Bank; provided, however, that the failure to keep such records with respect to any advance or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.

2.06. Conversions and Renewals of Loans. The Borrower may elect from time to time to convert all or a part of one Type of Loan into another Type of Loan or to renew all or part of a Loan by giving the Bank notice at least one (1) Business Day before conversion into a Prime Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the Type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the aggregate minimum principal amount of all Loans outstanding after a renewal or conversion thereof on a single date shall be Five Hundred Thousand Dollars ($500,000.00); and (b) a LIBOR Loan can be converted only on the last day of the Interest Period for such LIBOR Loan. All notices given under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Philadelphia, Pennsylvania time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such LIBOR Loan. If any Default or Event of Default has occurred and the Bank does not otherwise elect to exercise any right to accelerate the Loans, a maturing LIBOR Loan shall automatically be continued as a Prime Loan. During the period(s) that the Loan is classified as a Prime Loan, the Borrower shall make regular payments of principal and interest when due and in amounts set forth in Section 2.07 hereof. Notwithstanding the foregoing, all Loans shall mature and become payable in full on the Termination Date.

2.07. Repayment of Loans. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Loans made under this Agreement at a rate per annum as follows:

(1)	For a Prime Loan at a rate equal to the Prime Based Rate.

(2)	For a LIBOR Loan at a rate equal to the LIBOR Based Rate.

Interest on the Loans shall be paid in immediately available funds at the Lending Office as follows:

(1) For each Prime Loan, in arrears, on the first Business Day of each month, commencing the first such day after such Loan and at maturity for such Loan; and

(2) For each LIBOR Loan on the last day of the Interest Period with respect thereto.

All outstanding principal under the Loans and all accrued interest thereon shall be repaid on the Termination Date. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of a Default or Event of Default payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees in connection with such payment.

2.08. Interest after Maturity of Loans. Upon the occurrence of a Default (whether or not Bank has accelerated payment of the indebtedness due hereunder), or after maturity or after judgment has been rendered hereunder or under any other Loan Agreement, Borrower’s right to select optional Interest Rates shall cease and the unpaid principal of all Obligations hereunder shall, at the option of Bank, bear interest thereafter at a rate per annum (“Default Rate”) equal to:

(1) For each Prime Loan at a rate equal to the Prime Based Rate plus four percent (4%);

(2) For each LIBOR Loan at a rate equal to the LIBOR Based Rate plus four percent (4%) from time of Default until the end of the then current Interest Period therefor, and thereafter at a rate equal to the Prime Based Rate plus four percent (4%).

2.09. Mandatory Prepayment of Loans. In the event that, at any time, the Total Outstandings shall exceed the Commitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess. Such payment shall be applied by the Bank in such order as the Bank in its sole discretion shall select and within each Type of Loans the Bank shall apply such payment to repayment of Loans in such order as the Bank in its sole discretion shall select. Upon such prepayment by the Borrower, the Bank shall advise the Borrower of, and the Borrower shall immediately pay to the Bank accrued and unpaid interest on the amount of each prepayment of each Loan accrued at the rate applicable to such Loan to the date of such prepayment together with all other additional amounts deemed necessary by the Bank to compensate the Bank for any losses, costs or expenses which the Bank may be deemed to incur as a result of such prepayments.

2.10. Optional Prepayment of Loans. The Borrower may at its option, upon at least one (1) Business Day’s notice to the Bank in the case of Prime Loan, and at least three (3) Business Days’ notice to the Bank in the case of each LIBOR Loan, prepay without premium or penalty any Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial prepayment shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000.00); and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such LIBOR Loan. Any prepayment of a LIBOR Loan not made in accordance herewith shall be accompanied by such additional amounts deemed necessary by the Bank to compensate the Bank for any losses, costs or expenses which the Bank may be deemed to incur as a result of such prepayments. No prepayment will affect the Borrower’s obligation to continue to make payments under any Swap Agreements which will remain in full force and effect notwithstanding that prepayment.

2.11. Method of Payment. The Borrower shall make each payment under this Agreement and under the Note not later than 1:00 p.m. Philadelphia, Pennsylvania, time on the date when due in lawful money of the United States to the Bank at the Lending Office for the account of the applicable Lending Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge automatically from time to time against any account of any Borrower with the Bank any amount so due. Borrower further certifies that Borrower holds legitimate ownership of such account(s) and preauthorizes this periodic debit as part of its right under said ownership. Until the Obligations are paid in full, each Borrower grants to Bank a security interest and continuing lien in all of Borrower’s accounts with Bank or any of its Affiliates.

2.12. Use of Proceeds. The proceeds of all advances hereunder shall be used by the Borrower for general corporate purposes. The Borrower will not, directly or indirectly, use any part of such proceeds in violation of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any margin stock.

2.13. Recovery of Payments. The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

2.14. Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its Commitment, then upon notice to the Borrower by the Bank the Commitment of the Bank shall terminate; or (2) maintain or fund its LIBOR Loans, then upon notice to the Borrower by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

2.15. Disaster. Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that:

(1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Based Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on such Loan as provided in this Agreement; or

(2) The relevant rates of interest referred to in the definition of a LIBOR Based Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined, do not accurately cover the cost to the Bank of making or maintaining such Type of Loans;

then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of the Bank to make Loans shall be suspended; and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon on the last day of the then current Interest Period applicable to such LIBOR Loan.

2.16. Funding Loss Indemnification. Borrower may prepay a LIBOR Loan only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable) and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Loan. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of (1) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan; (2) any failure by Borrower to borrow a LIBOR Loan on the date specified by Borrower’s written notice; (3) any failure by Borrower to pay a LIBOR Loan on the date for payment specified in Borrower’s written notice. Without limiting the foregoing, Borrower shall pay to Bank a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment of a LIBOR Loan. Each reference in this paragraph to “LIBOR Rate Election” shall mean the election by Borrower of a LIBOR Based Rate. If by reason of a Default or an Event of Default, Bank elects to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

2.17. Increased Cost. The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requirements applying to a class of banks including the Bank of or under any United States federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans by the jurisdiction where the Lending Office is located); or (2) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank; or (3) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities).

2.18. Risk-Based Capital. If the Bank shall have determined that the applicability of any law, rule, regulation or guideline or the adoption after the date hereof of any other law, rule, regulation or guidelines regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by the Bank pursuant hereto to a level below that which the Bank or the Bank’s holding company, if any, could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of the Bank’s holding company, if any, with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank on demand such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

2.19. Bank’s Determination Conclusive; Notice of Amounts Due.

(1) Determinations by the Bank for purposes of Section 2.16, 2.17, and 2.18 shall be conclusive absent manifest error.

(2) The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to Section 2.16, 2.17 or 2.18 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount or amounts then payable pursuant to such Sections. The Borrower shall pay the Bank the amount shown as due on such notice within 10 days after its receipt of the same.

(3) Failure on the part of a Bank to demand compensation pursuant to Section2.16, 2.17 or 2.18 shall not constitute a waiver of the Bank’s right to demand compensation with respect to such period or any other period.

2.20. No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Borrower hereunder shall be made by the Borrower in Dollars in immediately available funds, without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes or assessments imposed by any Governmental Authority, or by any departmental agency or other political subdivision or taxing authority.

2.21. Fees.

(1) Underwriting Fee. The Borrower agrees to pay to the Bank on the Closing Date a nonrefundable underwriting fee in the amount of $30,000.00, which shall be deemed earned upon the execution hereof.

(2) Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment for the preceding calendar quarter or portion thereof at the Commitment Fee Rate, based on a year of 360 days, in effect from time to time, payable on March 31, 2004, and on the first Business Day of each succeeding quarter thereafter with a final payment due and payable on the Termination Date.

2.22. Late Charge. If the entire amount of any required principal and/or interest is not paid in full within ten calendar (10) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment. This provision shall not be construed to change the due date of any payment to be made hereunder. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ARTICLE III: CONDITIONS PRECEDENT

3.01. Condition Precedent to First Loan, Banker’s Acceptance or Letter of Credit. The obligation of the Bank to make the first Loan and to accept the first Banker’s Acceptance or issue the first Letter of Credit to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such action each of the following, in form and substance satisfactory to the Bank and its counsel:

(1) The Note duly executed by the Borrower.

(2) A certificate (dated the date of this Agreement) of the Secretary of the Borrower (a) setting forth and certifying as true and correct all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement and (b) certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

(3) A copy of the Articles of Incorporation and the By-laws of each Borrower certified as true and correct by its Secretary.

(4) A Certificate of Good Standing for each Borrower from all jurisdictions in which such Borrower is required to qualify to conduct business.

(5) A Solvency Certificate executed by the President, Chief Financial Officer, or Treasurer of each Borrower and Guarantor.

(6) An Opinion executed by counsel to each Borrower dated as of Closing Date, in form and substance reasonably satisfactory to the Bank and its counsel.

(7) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every Governmental Authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents.

(8) The Pledge Agreement duly executed by Integrated Circuit Systems, Inc. granting to the Bank a pledge of and a security interest in 66 2/3% of all issued and outstanding voting shares (collectively, the

“Shares”) of capital stock of Integrated Circuit Systems PTE, Ltd., together with such financing statements and other documents as the Bank may reasonably require.

(9) All original certificates and instruments representing or evidencing the Shares, in suitable form for transfer by delivery or accompanied by undated stock powers signed in blank, all in form and substance satisfactory to the Bank, evidencing the Shares.

(10) The payment of all legal and other costs incurred by the Bank in connection with the Loan and the transactions contemplated thereby.

(11) Evidence of Payment of Existing Debt.

(12) Such other and further documents as may be required reasonably by the Bank in order to consummate the transactions contemplated hereunder.

3.02. Conditions Precedent to All Loans, Banker’s Acceptances and Letters of Credit. The obligation of the Bank to make each Loan or to issue a Letter of Credit or to accept a Banker’s Acceptance shall be subject to the further conditions precedent that on the date of such action:

(1) The following statements shall be true and the Bank shall have received, if requested by the Bank, a certificate signed by a duly authorized officer of the Borrower dated the date of such Loan, Banker’s Acceptance, or Letter of Credit stating that

(a) The representations and warranties contained in Article IV of this Agreement are correct on and as of the date of such Loan, Banker’s Acceptance or Letter of Credit as though made on and as of such date; and

(b) No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Borrower to the Bank prior to the date of the last previous Loan, Banker’s Acceptance or Letter of Credit hereunder (or in the case of the initial Loan, Banker’s Acceptance or Letter of Credit, prior to the date of execution and delivery of this Agreement) shall be pending or known to be threatened against the Borrower, and no material development not so disclosed shall have occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which in the reasonable opinion of the Bank is likely to materially adversely affect the financial condition or business of the Borrower or impair the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party; and

(c) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

(2) The Bank shall have received such other applications, approvals, opinions, or documents as the Bank may reasonably request.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

4.01. Incorporation, Good Standing, Due Qualification, Corporate Power and Authority. Each Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required; and has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged.

4.02. Due Authorization; No Consents or Contravention. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the shareholders of the Borrower; (2) contravene such corporation’s charter or bylaws; and, with respect to the Borrower, will not (3) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (4) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (5) cause or result in or require the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower except as contemplated by this Agreement; or (6) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

4.04. Financial Statements; Accuracy of Information.

(1) The most recent financial statements [consolidated and consolidating as to the Borrower and any Subsidiary] delivered to the Bank are true and correct and represent fairly their financial position as of the date thereof and the results of their operations or affairs for the period indicated, and show all known liabilities, direct or contingent, of Borrower and any Subsidiary as of the date thereof, all in accordance with GAAP consistently applied. Since the date of such financial statements, there has been no material adverse change in condition, financial or otherwise, of Borrower or any Subsidiary or in their business and properties and since such date, Borrower and any Subsidiary have not incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise, except as otherwise reported to the Bank in writing. No information, exhibit, or report furnished by the Borrower or any Subsidiary to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. All projections delivered by the Borrower and any Subsidiary to the Bank were made on a reasonable basis and in good faith. Except as disclosed to the Bank in writing by the Borrower, neither the Borrower nor any Subsidiary has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

(2) All information, financial statements, exhibits, and reports furnished by the Borrower and any Subsidiary to the Bank in connection with this Agreement, the other Loan Documents and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by the Borrower or any Subsidiary to the Bank will be true and correct in every material respect on the date furnished to the Bank, and no such information, financial statements, exhibit or report contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

4.05. Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

4.06. Other Agreements. Neither any Borrower or any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Subsidiary, or the ability of the Borrower to carry out its obligations under any of the Loan Documents to which it is a party. No Borrower or any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

4.07. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or any Subsidiary before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party.

4.08. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other Governmental Authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

4.09. Ownership and Liens. Each Borrower and its Subsidiaries has title to, or valid leasehold interests, in all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement or is otherwise listed on Schedule B hereto.

4.10. Subsidiaries and Ownership of Stock. Set forth in Exhibit A hereto is a complete and accurate list of the Subsidiaries of each Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and the shares owned by each Borrower are free and clear of all Liens.

4.11. ERISA. Each Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under

Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

4.12. Operation of Business. Each Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and each Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

4.13. Taxes. Each Borrower and each of its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except the filing of tax returns or the payment of taxes, if any, being contested by the Borrower as permitted pursuant to Section 5.06.

4.14. Debt. Each Borrower is not indebted under any credit agreement, indenture, purchase agreement, guaranty, Capital Lease, or other investment, agreement, or arrangement except as disclosed in the Borrower’s financial statements referred to in Section 4.04.

4.15. Environmental Matters. To the best of their knowledge, after due inquiry, the Borrower and each Subsidiary have duly compiled with, and their businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of all Environmental Laws. The Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to all Hazardous Materials. Neither the Borrower nor any Subsidiary has received notice of, or knows of, or suspects facts which might constitute any violations of any Environmental Law. There has been no complaint, order, directive, claim, citation, or notice by any Governmental Authority or any person or entity with respect to any violation of any Environmental Law affecting the Borrower or any Subsidiary or any of their businesses, operations, assets, equipment, property, leaseholds, or other facilities. Neither the Borrower nor its Subsidiaries have any indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to any violation of any Environmental Law. Any subsequent failure by the Borrower or any Subsidiary to comply with any applicable Environmental Laws, rules and regulations will constitute an Event of Default hereunder.

4.16. Material Adverse Changes. Since the date of the financial statements referred to above there has not been any material adverse change in the business, operations, properties or financial position of the Borrower or any Subsidiary. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or its Subsidiaries or the performance by the Borrower of their obligations under this Agreement and the other Loan Documents.

4.17. Valid, Binding and Enforceable. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the parties thereto (other than the Bank) and constitute the valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

4.18. No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Bank in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

4.19. Anti-Terrorism Statutes.

(1) General. The Borrower is not in violation of any Anti-Terrorism Statute nor does it engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Statute.

(2) Executive Order No. 13224. Neither the Borrower nor its respective Affiliates or agents acting or benefiting in any capacity in connection with any of transactions contemplated by this Agreement is any of the following (each a “Blocked Person”):

(a) A Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(b) A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(c) A Person or entity with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Statute;

(d) A Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(e) A Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) A person or entity who is an Affiliate of a Person or entity listed above.

Neither the Borrower nor or to the Borrower’s knowledge, any of its Affiliates or agents acting in any capacity in connection with the Loans made or the Letters of Credit issued hereunder or other transactions contemplated hereby (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE V: AFFIRMATIVE COVENANTS

So long as the Obligations shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower, except as otherwise agreed by the Bank in writing, shall (and shall cause any Subsidiary it may create or acquire to):

5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

5.02. Maintenance of Records. Keep accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and any Subsidiary.

5.03. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.04. Conduct of Business; Permits and Approvals; Compliance with Laws. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business; and comply in all respects with all applicable laws, rules, regulations, and orders.

5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similar situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.06. Payment of Debt. Promptly pay and discharge (1) all of its Debt in accordance with the terms thereof; (2) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (3) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies the Bank of its intention to do so, the Borrower shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Default and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

5.07. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

5.08. Reporting Requirements. Furnish to the Bank:

(1) Reports and Proxies. Promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower and its Subsidiaries to stockholders, and all regular or periodic reports required to be filed by Borrower and its Subsidiaries with any governmental agency or authority and all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning developments with respect to the Borrower and its Subsidiaries. Not in limitation of the foregoing, all quarterly 10Q reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 60 days after the end of each fiscal quarter of the Borrower and all annual 10K reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 90 days after the end of each fiscal year of the Borrower.

(2) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating unaudited management-prepared balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a consolidated and consolidating statement of cash flow of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail with supporting schedules and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower.

(3) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated and consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and a consolidated and consolidating statement of cash flow of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail with supporting information and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated and consolidating statements accompanied by an opinion thereon acceptable to the Bank on a audit basis by an independent certified public accountant selected by the Borrower and acceptable to the Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other Person. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.

(4) Annual Projections. As soon as available but in any event within 90 days after the end of each fiscal year of the Borrower, updated projections for the upcoming fiscal year prepared and delivered to the Bank by the chief financial officer of the Borrower, which projections shall be prepared in good faith and on a reasonable basis.

(5) Affidavit of No Default and Compliance. Simultaneously with the delivery of the quarterly and annual financial statements referred to above, an Affidavit of No Default and Compliance (appropriately completed in substantially the form set forth in Exhibit B attached hereto) of the chief financial officer of the Borrower (a) stating that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a

Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) reflecting the calculation of, and demonstrating compliance with, the covenants contained in Article VII.

(6) Management Letter. Promptly upon receipt thereof, copies of any reports submitted to Borrower or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of Borrower or any Subsidiaries made by such accountants.

(7) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower, which, if determined adversely to the Borrower, could have material adverse effect on the financial condition, properties, or operations of the Borrower or any Subsidiary.

(8) Notice of Defaults and Events of Default. Immediately upon the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(9) ERISA Reports. As soon as possible and in any event within five (5) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

(10) Reports to other creditors. Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section.

(11) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request, including but not limited to the formation of any Subsidiaries of Borrower.

5.09. Further Assurances. Do such further acts and things and execute and deliver to the Bank such additional assignments, agreements, powers and instruments, as the Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Bank its rights, powers and remedies hereunder.

5.10. Compliance with Laws. Comply with all applicable laws (including but not limited to ERISA, the Code, and any applicable tax law, product safety law, occupational safety or health law, or Environmental Law) in all respects, provided that the Borrower or any Subsidiary shall not be deemed to be in violation of this Section as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially affect the business, operations or financial condition of the Borrower or any Subsidiary or the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or the Note.

5.11. Environment. Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a Hazardous Materials discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any Hazardous Materials discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Bank to inspect all books, correspondence, and records pertaining thereto; and at Bank’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Bank, and such other and further assurances reasonably satisfactory to such Bank that the condition has been corrected.

5.12. Environmental Indemnification. Indemnify, reimburse, defend and hold harmless the Bank and its directors, officers, agents and employees (“Indemnified Parties”) for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney’s fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly, arising out of any violation of any Environmental Law by the Borrower, any Obligor, or any Subsidiary or out of the use, generation, storage, transportation, release or disposal of Hazardous Materials by the Borrower, any Obligor, or any Subsidiary, including, without limitation, the cost of any required or necessary abatement, repair, clean-up or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following transfer to the Bank of title to or operation of secured property. This indemnification shall survive the full repayment of the Loans.

5.13. Reimbursement for Expenses. Pay or reimburse Bank upon demand and save Bank harmless against liability for the payment of all reasonable out-of-pocket expenses, whether incurred before or after the entry by the Bank of a judgment against any Borrower hereunder, including without limitation legal fees (including any outside counsel and the allocated costs of in-house counsel) and costs, appraisal fees, audit fees, title search fees, travel costs, environmental audit fees (relating in any way to any secured property), and any broker fees, incurred by the Bank (i) arising in connection with the development, preparation, execution and performance of this Agreement, any other Loan Document, and all related transactions, (ii) relating to any requested amendments, waivers, or consents pursuant to the provisions hereof, (iii) arising out of or in connection with any action of whatever nature whatsoever (including without limitation all negotiations or any other action of any kind arising in or related to any insolvency, bankruptcy, or reorganization involving or affecting Borrower) taken to protect, enforce, determine or assert any right or remedy under this Agreement or any Loan Document or in any collateral securing any indebtedness evidenced by any Loan Document, or (iv) resulting from or arising out of or in connection with the administration of this Loan or the breach of any representation or warranty of Borrower made herein or in any other Loan Document. If the Bank pays any such expenses described above, whether before or after the entry of any judgment hereunder or otherwise, then the Borrower shall reimburse the Bank therefore upon demand, and such expenses shall bear interest at the highest rate per annum then payable on the Obligations from the date(s) of such demand and both the amount of such expenses and such interest shall constitute part of the Obligations evidenced hereby and shall be secured by any Collateral.

5.14. Joinder of Borrowers or Guarantors. Within three (3) Business Days after the request of the Bank, cause any Subsidiary or Affiliate of Borrower (1) to guaranty unconditionally the Obligations of the Borrower in accordance with the terms of a Guaranty Agreement appropriately completed in form and substance satisfactory to the Bank or (2) in the sole discretion of the Bank, upon the request of the Borrower, to join this Agreement as a Borrower in accordance with documents and instruments satisfactory to the Bank.

5.15. Replacement Instruments. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or any security document that is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor; provided, however, that in no case shall the Borrower or any Guarantor be obligated to pay in the aggregate more than the full amount of the Obligations under any such Note.

5.16. Anti-Terrorism Statutes. Not (1) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making of or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower and each of its Subsidiaries shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming the Borrower’s compliance with this Section.

ARTICLE VI: NEGATIVE COVENANTS

So long as the Obligations shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower shall not:

6.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(1) Liens in favor of the Bank;

(2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves are maintained and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

(3) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced with respect thereto;

(4) Liens under workmen’s compensation, unemployment insurance, Social Security, or similar legislation;

(5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

(6) Liens existing on the date hereof and referred to in the Financial Statements referred to herein securing obligations in the amounts and owing to the creditors as disclosed to the Bank in writing, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part;

(7) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings promptly initiated and diligently conducted;

(8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(9) Liens securing obligations of a Subsidiary to the Borrower or another Subsidiary; and

(10) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

(a) Any property subject to any of the foregoing is acquired by the Borrower or any Subsidiary in the respective business and the Lien on any such property is created contemporaneously with such acquisition;

(b) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) of the cost as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

(c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

(d) The Debt secured by all such Liens shall not exceed Five Million Dollars ($5,000,000.00) at any time outstanding in the aggregate; and

(e) The obligation secured by such Lien is permitted by the provisions of Section 6.02 and the related expenditure is not in violation of any financial covenant of the Borrower to the Bank.

6.02. Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

(1) Debt of the Borrower under this Agreement or the Note or any Swap Agreements with the Bank;

(2) Debt of Borrower to any Person(s) (other than the Bank) which, in the aggregate, does not exceed $10,000,000.00 at any one time outstanding;

(3) Debt existing on the date hereof and disclosed in the Borrower’s financial statements referred to in Section 4.04 or otherwise disclosed to the Bank in writing prior to the date hereof, but no renewals, extensions, or refinancings thereof;

(4) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower’s obligations under this Agreement and the Note;

(5) Debt of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or another Subsidiary;

(6) Accounts payable to trade creditors for goods or services which are not aged more than 90 days from billing date and current operating liabilities (other than for borrowed money) which are not more than 90 days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

(7) Debt of the Borrower secured by purchase-money Liens permitted by Section 6.01(10); provided that all exceptions set forth in Sections 6.02 (2), (3), (4), (5), (6) and (7) shall be allowed only if such action would not cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action.

6.03. Mergers. Wind up, liquidate or dissolve, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

6.04. Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (1) Capital Leases permitted by Section 6.01; (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases (other than Capital Leases); and (4) leases between the Borrower and any Subsidiary or between any Subsidiaries.

6.05. Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

6.06. Dividends. Declare or pay any dividends; or make any distribution of assets to its shareholders as such whether in cash, securities, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on any shares of its capital stock; except that the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower. Notwithstanding anything herein or elsewhere to the contrary, the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds from a substantially concurrent issue of new shares of its capital stock.

6.07. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) for inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) that any Subsidiary may sell, lease, assign or otherwise transfer its assets to the Borrower.

6.08. Guaranties. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.09. Transaction with Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

6.10. Stock of Subsidiary. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except in connection with a transaction permitted under Section 6.03, or permit any Subsidiary to issue any additional shares of its capital stock, except director’s qualifying shares.

6.11. Hazardous Materials. Use, generate, treat, store, dispose of or otherwise introduce, or permit any Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit any Subsidiary to, cause, suffer allow or permit anyone else to do so, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce any Environmental Law.

6.12. Negative Pledge. Grant a negative pledge concerning any of the Borrower’s assets to any Person (other than the Bank) during the term of this Agreement.

6.13. Subsidiaries or Affiliates. Form or acquire any Subsidiary or Affiliate without the prior written consent of the Bank, which consent at the discretion of the Bank may require that said Subsidiary or Affiliate join this Agreement as a Guarantor or a Borrower.

6.14. Recapitalization. Allow any Borrower (other than Integrated Circuit Systems, Inc.) to sell, issue, or agree to sell or issue any shares of any class of said Borrower, or any Debt exchangeable or convertible into any shares of said Borrower, or any Debt entitling the holder to acquire shares of said Borrower, except under such circumstances as will, in the opinion of the Bank, not result in a material adverse change in the financial or business condition of said Borrower or the value of any Collateral held by the Bank.

ARTICLE VII: FINANCIAL COVENANTS

Borrower agrees to the following provisions from the date hereof until final payment in full of the Loans, unless Bank shall otherwise consent in writing, and all financial covenants shall be calculated on a consolidated basis, using the financial information for the Borrower, its Subsidiaries, Affiliates and its holding or parent company, as applicable:

7.01. Funded Debt to EBITDA Ratio. Borrower shall maintain on the last day of each fiscal quarter a Funded Debt to EBITDA Ratio of not more than 1.50 to 1.00. “Funded Debt to EBITDA Ratio” shall mean the sum of all Funded Debt divided by EBITDA. This covenant shall be calculated quarterly on a rolling four quarter basis.

7.02. Fixed Charge Coverage Ratio. Borrower shall at all times maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00. “Fixed Charge Coverage Ratio” shall mean the ratio of EBITDA to the sum of interest expense, the current portion of long term debt, capital expenditures, dividends and taxes paid in cash. This covenant shall be calculated quarterly on a rolling four quarter basis.

7.03. Tangible Net Worth. Borrower shall at all times from the Closing Date maintain a minimum Tangible Net Worth of not less than One Hundred Eighty-Six Million Dollars ($186,000,000.00). At all times thereafter, the minimum required Tangible Net Worth shall increase by (i) an amount equal to 100% of all proceeds from any equity issuance by the Borrower after such date, and (ii) an amount equal to 50% of net income; provided further that the minimum required Tangible Net Worth amount as so determined shall not be reduced by net losses for any period. This covenant shall be calculated quarterly.

7.04. Liquidity Ratio. Borrower shall at all times maintain a minimum Liquidity Ratio of not less than 1.25 to 1.0. “Liquidity Ratio” shall mean the ratio of the sum of Current Assets to Current Liabilities. “Current Assets” shall mean all cash and cash equivalents and accounts receivable. “Current Liabilities” shall mean all liabilities which are so classified in accordance with GAAP including for purposes hereof any Debt due from Borrower to Bank or from Borrower to any other Person other than the Bank for borrowed money.

ARTICLE VIII: EVENTS OF DEFAULT

8.01. Events of Default. The occurrence of any one or more of the following events shall constitute a Default hereunder:

(1) The failure of any Obligor to pay any Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(2) If any representation, signature, warranty, certificate, opinion, financial statement or other information made or deemed made by any Obligor to the Bank at any time in any Loan Document or otherwise shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

(3) Any Obligor fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, (i) any agreement with any other Person (other than either of the Bank) applicable to any Obligor or by which any of them is bound involving a liability in an amount equal to or greater than One Million Dollars ($1,000,000.00), which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, whether or not such default is waived in writing by the other party thereto, or (ii) any existing or future agreement any Obligor has with the Bank.

(4) The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of any Obligor or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

(5) If any Obligor shall in any material respect fail to comply with any statute, rule, regulation, ordinance, order, law or judicial decree regarding said Obligor or any of its property or assets.

(6) Any Obligor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication for relief or appointment is made and such involuntary case or proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties.

(7) (a) A judgment or lien is entered, or an order or orders of any judicial authority or governmental entity is issued, against any Obligor or any Subsidiary (such judgment(s), lien(s) and order(s) are hereinafter collectively referred to as the “Judgment”) (i) for the payment of money, which Judgment, in the aggregate, exceeds Five Million Dollars ($5,000,000.00) outstanding at any one time; or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of any Obligor or Subsidiary to conduct its business, or (b) the issuance of any execution, levy, attachment or garnishment proceeding against any Obligor or any property in which any Obligor has an interest.

(8) The dissolution, merger, consolidation, reorganization or change of control of any Obligor which is a corporation, partnership, or other entity, without the prior written consent of the Bank.

(9) If any Obligor shall fail to remit promptly when due to the appropriate governmental agency or authorized depository any amount due, including but not limited to any amount collected or withheld from any employee of any Obligor or Subsidiary for payroll taxes, social security payments or similar payroll deduction, unless such payment is being contested in good faith, by appropriate proceedings diligently pursued, and Obligor or Subsidiary shall have set aside on its books adequate reserves with respect thereto, and so long as no foreclosure or other such proceeding shall have commenced against Obligor or Subsidiary.

(10) Any change in the financial condition or business operation of any Obligor that causes the Bank reasonably to believe that the performance of any of the Obligations is impaired or doubtful.

The Borrower agrees that the election by Bank of any right or remedy provided to it upon the occurrence of any Default shall be conclusively presumed to be done in good faith by Bank notwithstanding any prior course of dealing or otherwise, including without limitation the acceptance by Bank of any partial payments on any Obligation.

8.02. Remedies of Bank. Upon the occurrence of:

(1) A Default specified in Section 8.01 (6) or 8.01 (7) (b) of this Agreement, the Commitment (including without limitation the obligations of the Bank to issue Letters of Credit or to accept Banker’s Acceptances) shall immediately terminate automatically and all Obligations (other than Obligations under any Swap Agreements between Borrower and Bank, or its affiliates, which shall be governed by the default and termination provisions of said Swap Agreements), including, without limitation, the obligation of the Borrower to repay any outstanding Banker’s Acceptances or Letters of Credit, whether or not the beneficiaries of the then outstanding Banker’s Acceptances or Letters of Credit shall have presented the documents required thereunder, shall immediately become due and payable;

(2) An Event of Default other than a Default specified in Section 8.01 (6) or 8.01 (7) (b), the Bank, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrower, may take any one or more of the following actions:

(a) Terminate the Commitment;

(b) Declare all or any of the Obligations (other than Obligations under any Swap Agreements between Borrower and Bank, or its affiliates, which shall be governed by the default and termination provisions of said Swap Agreements), to be due and payable immediately; and presentment, demand, protest and all other notices of any kind in connection with any Event of Default or acceleration are hereby expressly waived by the Borrower;

(c) Increase the rate of interest on the Obligations to the applicable Default Rate;

(d) Take such other remedies as may be available to the Bank under applicable law.

8.03. Set-Off. Borrower hereby grants Bank a continuing lien upon, security interest in and right of set off against as security for all Obligations to Bank, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Bank may setoff the same or any part thereof and apply the same to any Obligation even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. Bank is hereby authorized to charge any such account or indebtedness for any amounts due to Bank. Such right of set-off shall exist whether or not Bank shall have made any demand under this Agreement, the Note or any other Loan Document and whether or not the Note and the other Obligations are matured or unmatured. The Borrower hereby confirms Bank’s lien on such accounts and right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such lien and right of set-off. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS PRIOT TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED

8.04. Further Remedies. Upon the occurrence of one or more Defaults or Events of Default, the Bank may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

ARTICLE IX: MISCELLANEOUS

9.01. Amendments. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02. Notices. All notices or other communications given to or made upon any party hereto in connection with this Agreement or any Loan Document shall, except as herein or therein otherwise expressly provided, be in writing and sent by (i) first-class mail, postage prepaid, (ii) overnight courier, or (iii) hand delivery, addressed to (1) the Bank at its Lending Office, with a copy to Gilbert J. Golding, Esquire, Curtin & Heefner, LLP, 250 N. Pennsylvania Avenue, P. O. Box 217, Morrisville, Pennsylvania 19067, or (2) to the Borrower c/o Integrated Circuit Systems, Inc. at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, Attention: Vice President and Chief Financial Officer or at such other address as shall be designated in the latest written notice signed by a representative of the Bank or the Borrower and delivered in accordance with the provisions of this Paragraph 9.02. All such properly given notices or other communications shall be effective when received.

9.03. Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Bank and its directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans, or any action, suit or proceeding (including any inquiry or investigation) relating to any of the transactions contemplated herein by any Person, whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

9.04. Assignment and Participation. This Agreement may not be assigned by the Borrower. Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s or any Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and Borrower [and each Guarantor] agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment to Bank which new promissory notes shall be issued in replacement of; but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. Bank shall also have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor to grant to one or more banks or other financial institutions (each, a “Participant’) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees or Participants, provided that Bank shall require any such prospective Assignees or Participants to agree in writing to maintain the confidentiality of such information. The foregoing is not to be understood as a limitation upon any other right or duty the Bank may have to make any disclosure to anyone under any applicable law. No action by the Bank hereunder shall be deemed to change any of the financial terms or conditions set forth in any Loan Document without the express written consent of the Borrower.

9.05. Prior Understandings. This Agreement and the Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein or therein.

9.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.07. No Waiver of Remedies. No delay or failure of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement, the Note or any other Loan Document or any such waiver of any provision or condition hereof or thereof must be in writing and shall be effective only to the extent in such writing specifically set forth. The Borrower acknowledges that with respect to this Agreement and its terms the Borrower is neither authorized nor entitled to rely on any representations, modifications or assurances in any form or as to any subject from any officer of the Bank unless and until such representation, modification or assurance is set forth in writing and signed by such officer of the Bank.

9.08. Taxes. The Borrower agrees to pay or cause to be paid any and all stamp, document, transfer or recording taxes, and similar impositions payable or hereafter determined to be payable in connection with the Loan Documents, and agrees to save the Bank harmless from and against any and all present or future claims or liabilities with respect to, or resulting from, any delay in paying or omission to pay, any such taxes or similar impositions.

9.09. Governing Law and Consent to Jurisdiction. This Agreement and the other Loan Documents have been executed, delivered and accepted in, and shall be deemed to have been made in, Pennsylvania and shall be governed by and construed and enforced and construed as if drafted equally by all parties hereto in accordance with the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of law provisions thereof). The Borrower hereby consents to the nonexclusive jurisdiction of any state court within Montgomery County, Pennsylvania or any federal court located within the Eastern District of the Commonwealth of Pennsylvania for any proceeding instituted hereunder or under any of the other Loan Documents, or arising out of or in connection with this Agreement or any of the other Loan Documents, or any proceeding to which the Bank or the Borrower is a party, including any actions based upon, arising out of, or in connection with, any course of conduct, course of dealing, statement (whether oral or written) or actions of the Bank or the Borrower. The Borrower irrevocably agrees to be bound (subject to any available right of appeal) by any judgment rendered or relief granted thereby and further waives any objection that it may have based on lack of jurisdiction or improper venue or forum non-conveniens to the conduct of any such proceeding. The Borrower consents that all service of process be made by registered or certified mail directed to it at its address set forth herein above, and service so made shall be deemed to be completed upon the earlier of actual receipt thereof or three (3) days after deposit in the United States mails, return receipt requested, proper postage prepaid and properly addressed. Nothing in this Agreement shall be deemed or operate to affect the rights of the Bank to serve legal process or to bring any action permitted by law against any Obligor or involving any Collateral in the appropriate court of any other appropriate jurisdiction or forum.

9.10. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11 Survival of Agreement pursuant hereto shall survive the making by the Bank of the Loans or any Letter of Credit and the execution and delivery to the Bank of the Note and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.

9.12. Form of Power of Attorney. Borrower specifically waives any right to any form of notice or to any acknowledgment by agent which might be applicable pursuant to the Pennsylvania Probate, Estates and Fiduciaries Code (“Probate Code”), as amended, to any power of attorney, or any warrant of attorney to confess judgment, granted herein and hereby directs that any power of attorney, or any warrant of attorney to confess judgment, granted herein not be construed in accordance with the terms of the Probate Code.

9.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

9.14. Joint and Several Liability, and each such Borrower shall be deemed to have made the representations and warranties herein set forth.

9.15. Waiver of Jury Trial and Certain Damages. The Borrower irrevocably waives, and the Bank by its acceptance hereof thereby waives, any right or claim to a trial by jury in any legal proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract, or otherwise) in any way arising out of or related to this Agreement or any Loan Document. The Borrower further waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. This provision is a material inducement for the Bank to enter the loan relationship evidenced hereby.

9.16. Confidentiality. The Bank agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower in connection with this Agreement or any other Loan Document; provided, however, that the Bank may disclose such information (1) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (2) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over the Bank, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (3) in connection with any proceeding to enforce its rights hereunder or under any other Loan Document or any other litigation or proceeding related hereto or to which it is a party, (4) to the extent the same has become publicly available other than as a result of a breach of this Agreement; and (5) pursuant to and in accordance with the provisions of Section 9.04.

9.17. Pledge to Federal Reserve. Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents, including any portion of the Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective officers thereunto duly authorized, UNDER SEAL, as of the date first above written.

“BANK”		“BORROWER”

FLEET NATIONAL BANK		INTEGRATED CIRCUIT SYSTEMS, INC.

By:	/s/ MICHAEL J. ZIEGLER	By:	/s/ JUSTINE LIEN

	Michael J. Ziegler, Senior Vice President		Justine Lien, Chief Financial Officer

		Attest:	/s/ JUSTINE LIEN

Justine Lien, Secretary

[SEAL]

ICST, INC.		ICS TECHNOLOGIES, INC.

By:	/s/ JUSTINE LIEN	By:	/s/ JUSTINE LIEN

	Justine Lien, Chief Financial Officer		Justine Lien, Treasurer

Attest:	/s/ JUSTINE LIEN	Attest:	/s/ JUSTINE LIEN

	Justine Lien, Secretary		Justine Lien, Secretary

	[SEAL]		[SEAL]

MICRO NETWORKS CORPORATION

By:	/s/ HOCK E. TAN

Hock E. Tan, President

Attest:	/s/ JUSTINE LIEN

Justine Lien, Secretary

[SEAL]